Exhibit 99.6

EXPLANATORY NOTE

On July 10, 2013, SoftBank Corp., a kabushiki kaisha organized under the laws of Japan, and certain of its wholly-owned subsidiaries (together, “SoftBank”) completed the merger contemplated by the Merger Agreement (SoftBank Merger). As a result of the SoftBank Merger, SoftBank owns approximately 78% of the outstanding voting common stock of Sprint Corporation (formerly known as Starburst II, Inc. prior to the the consummation of the SoftBank Merger), Sprint Corporation became the parent company of Sprint Nextel Corporation and Sprint Nextel Corporation changed its name to Sprint Communications, Inc. In connection with the consummation of the SoftBank Merger, Sprint Corporation has become the successor registrant to Sprint Nextel Corporation pursuant to Rule 12g-3 under the Securities Exchange Act of 1934 (Exchange Act) and has become the entity subject to the reporting requirements of the Exchange Act for filings with the Securities and Exchange Commission (SEC) subsequent to the consummation of the SoftBank Merger.

Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation) is no longer subject to the reporting requirements under the Exchange Act. However, in order to provide continuity of information to investors, Sprint Corporation is supplementally providing disclosures regarding Sprint Communications, Inc. pursuant to the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial statements and Item 303 of Regulation S-K for Management’s discussion and analysis of financial condition and results of operations. The information contained in Exhibit 99.2 should be read in conjunction with this Sprint Corporation quarterly report on Form 10-Q for the quarter ended June 30, 2013.

SPRINT CORPORATION

(formerly known as Starburst II, Inc.)

SPRINT CORPORATION

(formerly known as Starburst II, Inc.)

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$11,461	$5,000
Interest receivable	6,458	5,856
Other receivables	3,491	—
Other current assets	27	—

Total current assets	21,437	10,856
Investment	3,101,000	2,929,000
Derivative	—	175,000

Total assets	$3,122,437	$3,114,856

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued expenses and other current liabilities	$12,121	$1,096
Income taxes payable	—	1,906

Total current liabilities	12,121	3,002
Deferred tax liabilities	2,471	1,400

Total liabilities	14,592	4,402

Commitments and contingencies (Note 6)
Stockholder’s equity:
Class A common stock, $.01 par value, 1,000 shares authorized; none issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Class B common stock, $.01 par value, 25,000,000 shares authorized; 3,106,000 shares issued and outstanding at June 30, 2013 and December 31, 2012	31	31
Additional paid-in capital	3,160,619	3,136,619
Accumulated deficit	(149,906)	(26,542)
Accumulated other comprehensive income	97,101	346

Total stockholder’s equity	3,107,845	3,110,454

Total liabilities and stockholder’s equity	$3,122,437	$3,114,856

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION

(formerly known as Starburst II, Inc.)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013
	(in thousands)
Operating expenses	$(21,887)	$(35,654)
Other income (expense):
Interest income	13,716	27,400
Change in fair value of derivative	(167,000)	(175,000)

Loss before income tax benefit	(175,171)	(183,254)
Income tax benefit	61,088	59,890

Net loss	$(114,083)	$(123,364)

Other comprehensive income:
Unrealized gain on available-for-sale investment, net of $62,972 and $63,345 of deferred tax expense for the three and six-months ended June 30, 2013, respectively	96,062	96,755

Comprehensive loss	$(18,021)	$(26,609)

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION

(formerly known as Starburst II, Inc.)

CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30, 2013
(in thousands)
Cash flows from operating activities
Net loss	$(123,364)
Adjustments to reconcile net loss to net cash provided by operating activities:
Expenses incurred by SoftBank for the benefit of the Company	24,000
Deferred income taxes	(62,274)
Accretion of convertible bond discount	(11,900)
Change in fair value of derivative	175,000
Changes in assets and liabilities:
Interest receivable from Sprint Nextel Corporation	(602)
Other receivables	(3,491)
Other current assets	(27)
Accrued expenses and other current liabilities	11,025
Income taxes payable	(1,906)

Net cash provided by operating activities	6,461

Net increase in cash and cash equivalents	6,461
Cash and cash equivalents at beginning of period	5,000

Cash and cash equivalents at end of period	$11,461

Supplemental schedule of noncash investing and financing activities:

Starburst II increased additional paid-in capital by $24 million for expenses incurred by SoftBank on behalf and for the benefit of the Company.

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION

(formerly known as Starburst II, Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

(in thousands)

	Class A common stock			Class B common stock		Additional	Accumulated	Accumulated other comprehensive	Total stockholder’s
	Shares	Par value		Shares	Par value	paid-in capital	deficit	income	equity
Balances at December 31, 2012	—	$	—	3,106	$31	$3,136,619	$(26,542)	$346	$3,110,454
Expenses incurred by SoftBank for the benefit of the Company	—		—	—	—	24,000	—	—	24,000
Net loss	—		—	—	—	—	(123,364)	—	(123,364)
Other comprehensive income, net of tax	—		—	—	—	—	—	96,755	96,755

Balances at June 30, 2013	—	$	—	3,106	$31	$3,160,619	$(149,906)	$97,101	$3,107,845

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION

(formerly known as Starburst II, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

Starburst II, Inc. (Starburst II) was incorporated in Delaware on October 5, 2012 and established by SoftBank Corp., (SoftBank), a kabushiki kaisha organized under the laws of Japan and headquartered in Tokyo, for purposes of (i) directly owning Starburst III, Inc. (Merger Sub), (ii) acquiring a controlling interest in Sprint Nextel Corporation (Sprint Nextel) and (iii) undertaking the actions and completing the transactions contemplated by the merger (SoftBank Merger) contemplated by the Agreement and Plan of Merger, dated as of October 15, 2012, as amended as of November 29, 2012, April 12, 2013 and June 10, 2013 (as amended, the Merger Agreement) and the Bond Purchase Agreement (Bond Agreement), each as more fully described below. Starburst II means Starburst II and its consolidated subsidiary prior to the consummation of the SoftBank Merger. Starburst II was renamed Sprint Corporation following the consummation of the SoftBank Merger on July 10, 2013 as further described in Note 7, Subsequent Events. Sprint Corporation has also become the successor registrant to Sprint Nextel Corporation pursuant to Rule 12g-3 under the Securities Exchange Act of 1934 (Exchange Act) and has become the entity subject to the reporting requirements of the Exchange Act for filings with the Securities and Exchange Commission (SEC) subsequent to the consummation of the SoftBank Merger. Any references to “we,” “us,” “our” or the “Company” refer to Sprint Corporation, the successor registrant to Sprint Nextel Corporation. These defined terms are only applicable to this Form 10-Q and not the appendix attached hereto.

Starburst I, Inc. (HoldCo) is a wholly owned subsidiary of SoftBank. Prior to completion of the SoftBank Merger, Starburst II was a wholly owned subsidiary of HoldCo and Merger Sub was a wholly owned subsidiary of Starburst II. On July 10, 2013, pursuant to the Bond Agreement and Merger Agreement, Merger Sub merged with and into Sprint Nextel, with Sprint Nextel surviving the SoftBank Merger as a wholly owned subsidiary of Starburst II. Upon consummation of the SoftBank Merger, Starburst II amended and restated its certificate of incorporation, which changed its name to Sprint Corporation and authorized for issuance 9,000,000,000 shares of $0.01 par value per share voting common stock (Sprint Corporation Common Stock), 1,000,000,000 shares of non-voting common stock and 20,000,000 shares of preferred stock. All shares of Starburst II Class B common stock held by HoldCo were reclassified into Sprint Corporation Common Stock. See Note 7, Subsequent Events, for additional details on the consummation of the SoftBank Merger.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying unaudited consolidated financial statements include the accounts of Starburst II and Merger Sub, its wholly owned subsidiary, and have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. All intercompany accounts and transactions have been eliminated in consolidation and all normal recurring adjustments considered necessary for a fair presentation have been included. Certain disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been omitted. In connection with the SoftBank Merger, Sprint Corporation is considered the successor registrant to Sprint Nextel Corporation, which was renamed Sprint Communications, Inc. following the consummation of the SoftBank Merger. Sprint Corporation is deemed the successor to Sprint Nextel Corporation as the registrant and will be subject to the reporting requirements of the Exchange Act for all future SEC filings. These unaudited consolidated financial statements should be read in conjunction with the June 30, 2013 unaudited consolidated financial statements of Sprint Nextel Corporation included as Appendix A to this Form 10-Q and incorporated herein by reference.

Use of Estimates — The preparation of the unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the reported amount of income and expense during the reporting period. Significant estimates include valuation of the Bond, as defined below, and the related embedded derivative.

Cash and cash equivalents — Cash equivalents generally include all demand deposit accounts and highly liquid investments with maturities at the time of purchase of three months or less. At times, bank deposits may be in excess of federally insured limits.

Investment and derivative — In connection with the Merger Agreement, Starburst II entered into the Bond Agreement, as amended on June 10, 2013, with Sprint Nextel pursuant to which Starburst II purchased from Sprint Nextel a convertible bond (Bond) in the principal amount of $3.1 billion at par. The Bond was converted, subject to the provisions of the Bond Agreement, into an aggregate of 590,476,190 shares of Series 1 Sprint Nextel Corporation common Stock (Sprint Nextel Common Stock) at consummation of the SoftBank Merger on July 10, 2013. Interest on the Bond was due and payable in cash semi-annually in arrears on April 15 and October 15, beginning on April 15, 2013 through July 9, 2013, the day preceding the close and conversion of the Bond. On July 10, 2013, pursuant to the Bond Agreement, Starburst II received the final interest payment for the period from April 15, 2013 through and including July 9, 2013 in connection with the conversion of the Bond and consummation of the SoftBank Merger as further described in Note 7, Subsequent Events. Cash interest received totaled $14.9 million during the six-month period ended June 30, 2013.

The Bond was a hybrid instrument consisting of an embedded derivative and the host contract. The economic characteristics and risks of the embedded derivative were not clearly and closely related to the economic characteristics and risks of the host contract. No fair value election was made with respect to the hybrid instrument in its entirety. Rather, the embedded derivative was bifurcated and reported at fair value with changes in fair value recognized in earnings (loss).

The host contract represented an available-for-sale investment and is carried at its estimated fair value. Unrealized gains and losses related to the host contract were recorded within accumulated other comprehensive income.

Fair Value of Financial Instruments — Current authoritative accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and requires disclosure regarding fair value measurements.

Cash, cash equivalents, interest receivable, other receivables, accrued expenses and other current liabilities are reflected in the unaudited consolidated financial statements at book value, which approximates fair value because of the short-term nature of these instruments.

The fair value of financial assets and liabilities are determined based on the fair value hierarchy established by authoritative guidance, which prioritizes the inputs to valuation techniques used to measure fair value for assets and liabilities into the following categories:

Quoted prices in active markets for identical assets or liabilities;

Observable market based inputs or unobservable inputs that are corroborated by market data; and

Unobservable inputs that are not corroborated by market data including management’s estimate of assumptions that market participants would use in pricing the financial asset or liability.

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Assessing the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Concentration of Credit Risk — Potential concentrations of credit risk from financial instruments consisted of cash, cash equivalents and the Bond at June 30, 2013.

New Accounting Pronouncements — In February 2013, the Financial Accounting Standards Board (FASB) issued authoritative guidance regarding Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends existing guidance and requires, in a single location, the presentation of the effects of certain significant amounts reclassified from each component of accumulated other comprehensive income based on its source and Statement of Comprehensive Loss line items affected by the reclassification. The guidance was effective beginning in the first quarter 2013 and did not have a material effect on the unaudited consolidated financial statements as there were no amounts reclassified out of accumulated other comprehensive income during the period presented.

NOTE 3. FAIR VALUE MEASUREMENT

The carrying value and estimated fair value of cash equivalents, which consist of short-term money market funds, are classified in the quoted prices in active markets category of the fair value hierarchy. There were no transfers between the fair value categories during the six months ended June 30, 2013.

Management is responsible for determining appropriate valuation policies and procedures for fair value measurements based on unobservable inputs not corroborated by market data. Fair value calculations are generally prepared by third-party valuation experts who rely on assumptions and estimates provided by management, such as the development and determination of relevant unobservable inputs. Through regular interaction with the third-party valuation experts, management determines the valuation techniques used and inputs and outputs of the valuation models. Changes in these fair value measurements are analyzed each calendar quarter based on changes in estimates or assumptions and recorded as appropriate.

The estimated fair values of the host contract and embedded derivative are calculated by third-party valuation experts and determined under the income approach using relevant model-driven valuation techniques including discounted cash flow and binomial lattice models. This approach requires the use of significant inputs from observable market data as well as unobservable inputs supported by little or no market data, including various assumptions that management believes market participants would use in pricing the Bond. The significant observable and unobservable inputs used to value the host contract and the embedded derivative include Sprint Nextel’s stock price, volatility, credit spread and certain other assumptions specifically related to the SoftBank Merger. On June 25, 2013, the Merger Agreement received approval from Sprint Nextel stockholders. No value was ascribed to the embedded derivative as of June 30, 2013 based principally on the probability of a successful SoftBank Merger outcome. On July 10, 2013, the Bond was converted into shares of Sprint Nextel Common Stock in connection with the consummation of the SoftBank Merger as further described in Note 7, Subsequent Events.

The following table summarizes, for assets measured at fair value, the respective fair value and the classification within the fair value hierarchy (in thousands):

		Estimated Fair Value Using Input Type
	Carrying Value at June 30, 2013	Quoted Prices in Active Markets	Observable	Unobservable
Assets:
Cash equivalents	$11,461	$11,461	$—	$—
Investment	3,101,000	—	—	3,101,000

Total assets measured at fair value	$3,112,461	$11,461	$—	$3,101,000

		Estimated Fair Value Using Input Type
	Carrying Value at December 31, 2012	Quoted Prices in Active Markets	Observable	Unobservable
Assets:
Cash equivalents	$5,000	$5,000	$—	$—
Investment	2,929,000	—	—	2,929,000
Derivative	175,000	—	—	175,000

Total assets measured at fair value	$3,109,000	$5,000	$—	$3,104,000

The following is a reconciliation of the estimated fair value of the Investment and Derivative for the six months ended June 30, 2013 (in thousands):

	Balances as of December 31, 2012	Net Purchases	Net Sales	Accretion of Bond Discount Recognized as Interest Income	Change in Value of Derivative	Appreciation Recognized through OCI	Transfers In (Out)	Balances as of June 30, 2013
Investment	$2,929,000	$—	$—	$11,900	$—	$160,100	$—	$3,101,000
Derivative	175,000	—	—	—	(175,000)	—	—	—

Total	$3,104,000	$—	$—	$11,900	$(175,000)	$160,100	$—	$3,101,000

NOTE 4. STOCKHOLDER’S EQUITY

Starburst II was authorized to issue up to 1,000 shares of Class A common stock and 25,000,000 shares of Class B common stock (collectively “Starburst II Common Stock”). The Class A and Class B common stock generally had the same economic and voting rights. Holders of Starburst II Common Stock were entitled to one vote for each share of Starburst II Common Stock held. On July 10, 2013, Starburst II amended and restated its certificate of incorporation in connection with the closing of the SoftBank Merger which authorized for issuance 9,000,000,000 shares of Sprint Corporation Common Stock, in addition to 1,000,000,000 shares of non-voting common stock and 20,000,000 shares of preferred stock. Holders of Sprint Corporation Common Stock are also entitled to one vote per share held.

NOTE 5. INCOME TAXES

The effective tax rate of 33% for the six months ended June 30, 2013 differs from the U.S. federal statutory income tax rate of 35% primarily due to certain permanently non-deductible expenses incurred during the period.

Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and their tax bases that will result in future taxable or deductible amounts. For acquisition-related costs incurred prior to the SoftBank Merger that are not immediately deductible for tax purposes, management has elected to record deferred tax assets, and a related valuation allowance, as appropriate, at the time the expenses are recognized after considering the likelihood the SoftBank Merger will be consummated and the expected structure of the SoftBank Merger. Cash paid for income taxes was $4.3 million during the six-month period ended June 30, 2013.

Deferred income tax assets and liabilities are measured based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount management believes is more likely than not to be realized.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Pursuant to the Merger Agreement, Starburst II issued a warrant (Warrant) to HoldCo to purchase up to 54,579,924 fully paid and nonassessable shares of Sprint Corporation Common Stock (subject to anti-dilution adjustments), at the exercise price of $5.25 per share (subject to anti-dilution adjustments) in conjunction with the closing of the SoftBank Merger on July 10, 2013. The Warrant is exercisable at the option of HoldCo, in whole or in part, at any time after the issuance of the Warrant until the fifth anniversary of the issuance date.

Starburst II pledged a security interest in and continuing lien on substantially all of its assets as a guarantor to the SoftBank bridge financing in December 2012 pursuant to which the lenders agreed to provide SoftBank secured short-term debt financing under two facilities with a maturity date of December 17, 2013 for the purpose of consummating the SoftBank Merger. Starburst II was released of its obligations as guarantor in connection with the execution of certain amendments to the SoftBank bridge financing in June 2013.

In connection with the SoftBank Merger, certain suits, inquiries, proceedings or claims, either asserted or unasserted, including purported class actions typical to business combination transactions are possible or pending against the Company. The Company intends to defend the pending cases vigorously, and, because these cases are still in the preliminary stages, has not yet determined what effect the lawsuits will have, if any, on its financial position, results of operations or cash flows. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with the Company’s beliefs, the Company expects that the outcome of such proceedings, individually or in the aggregate, will not have a material effect on the Company’s financial position, results of operations or cash flows.

NOTE 7. SUBSEQUENT EVENTS

As of July 2013, all conditions to closing the SoftBank Merger were completed, and the SoftBank Merger was consummated on July 10, 2013. In accordance with the terms of the Merger Agreement, SoftBank caused HoldCo to contribute $18.5 billion in cash to Starburst II on the closing date, of which $1.9 billion remained in the cash balance of Sprint Corporation at closing. The cash contributed by HoldCo at closing was in addition to the equity contribution in October 2012 in the amount of $3.1 billion made by HoldCo in connection with Starburst II’s purchase of the Bond. The Bond was converted into shares of Sprint Nextel Common Stock prior to the consummation of the SoftBank Merger pursuant to the terms of the Bond Agreement.

Based on elections from holders of Sprint Nextel Common Stock received and the resulting effects of proration pursuant to the terms of the Merger Agreement, each share of Sprint Nextel Common Stock for which a stock election was made was converted into the right to receive one share of Sprint Corporation Common Stock, and each share of Sprint Nextel Common Stock for which a cash election or no election was made was converted into the right to receive a combination of cash and a fraction of a share of Sprint Corporation Common Stock. As a result of, and contemporaneously with, the completion of the SoftBank Merger, SoftBank owned approximately 78% of the outstanding voting common stock of Sprint Corporation on a fully diluted basis indirectly through HoldCo with Sprint Nextel stockholders owning the remaining 22%. The SoftBank Merger consideration totaled approximately $22.3 billion consisting of cash consideration of $16.6 billion, the estimated fair value of the 22% interest in Sprint Corporation, based on the closing share price on July 11, 2013, of $5.3 billion, and equity awards of approximately $400 million. The SoftBank Merger will be accounted for as a business combination with Sprint Corporation as the acquirer and Sprint Nextel Corporation as the acquiree. On July 9, 2013, Sprint completed the acquisition of all of the remaining equity interest in Clearwire Corporation (Clearwire) that Sprint did not previously own for cash consideration of approximately $3.7 billion. The SoftBank Merger consideration will be allocated to assets acquired and liabilities assumed, inclusive of amounts related to Sprint Nextel’s acquisition of Clearwire Corporation on July 9, 2013. The allocation of consideration paid will be based on management’s judgment after evaluating several factors, including a preliminary valuation as of the date of the acquisition which is not yet complete, thus pro forma financial data reflective of that valuation is not yet available.